Exhibit 99.1

Investor Relations:
Jess Lubert
Juniper Networks
(408) 936-3734
jlubert@juniper.net

Media Relations:
Leslie Moore
Juniper Networks
(408) 936-5767
llmoore@juniper.net

JUNIPER NETWORKS REPORTS PRELIMINARY FOURTH QUARTER AND FISCAL YEAR 2020 FINANCIAL RESULTS

SUNNYVALE, Calif., January 28, 2021 - Juniper Networks (NYSE: JNPR), a leader in secure, AI-driven networks, today reported preliminary financial results for the three months and fiscal year ended December 31, 2020 and provided its outlook for the three months ending March 31, 2021.

Fourth Quarter 2020 Financial Performance
Net revenues were $1,222.6 million, an increase of 1% year-over-year, and an increase of 7% sequentially.
GAAP operating margin was 8.0%, a decrease from 14.8% in the fourth quarter of 2019, and a decrease from 11.0% in the third quarter of 2020.
Non-GAAP operating margin was 19.3%, a decrease from 20.4% in the fourth quarter of 2019, and an increase from 17.1% in the third quarter of 2020.
GAAP net income was $30.8 million, a decrease of 82% year-over-year, and a decrease of 79% sequentially, resulting in diluted earnings per share of $0.09.
Non-GAAP net income was $181.8 million, a decrease of 9% year-over-year, and an increase of 26% sequentially, resulting in non-GAAP diluted earnings per share of $0.55.
Full-Year 2020 Financial Performance
Net revenues were $4,445.1 million, flat year-over-year.
GAAP operating margin was 7.9%, a decrease from 9.9% in fiscal year 2019.
Non-GAAP operating margin was 15.5%, a decrease from 16.7% in fiscal year 2019.
GAAP net income was $257.8 million, a decrease of 25% year-over-year, resulting in diluted earnings per share of $0.77, a decrease of 22% year-over-year. The change in GAAP net income was primarily due to lower interest income, higher operating expenses and lower gross margin, partially offset by a lower tax rate.
Non-GAAP net income was $519.7 million, a decrease of 13% year-over-year, resulting in diluted earnings per share of $1.55, a decrease of 10% year-over-year.

The reconciliation between GAAP and non-GAAP results of operations is provided in a table immediately following the Preliminary Net Revenues by Geographic Region table below.

“We experienced better than expected Q4 demand and ended 2020 on a high note by delivering a second consecutive quarter of year-over-year revenue growth,” said Juniper’s CEO, Rami Rahim. “Despite the various challenges presented by the pandemic, we achieved many of the objectives we laid out earlier in the year, which included growing our enterprise business for a fourth consecutive year, growing our cloud business for a second consecutive year and stabilizing our service provider business. We believe these outcomes are a direct result of the strategic actions we have taken, which should position us for sustainable full-year revenue growth starting this year.”

“We executed well in the December quarter and were able to exceed our revenue and non-GAAP EPS targets,” said Juniper’s CFO, Ken Miller. “We are entering the new year with strong backlog and healthy momentum across each of our core industry verticals. We believe the investments we have made in 2020 to strengthen our technology portfolio and go-to-market organization will not only position us to deliver long-term growth, but also improved profitability over time.”

Balance Sheet and Other Financial Results
Total cash, cash equivalents, and investments as of December 31, 2020 were $2,430.6 million, compared to $2,543.6 million as of December 31, 2019, and $2,561.2 million as of September 30, 2020.
Net cash flows provided by operations for the fourth quarter of 2020 was $125.8 million, compared to $95.7 million in the fourth quarter of 2019, and $116.4 million in the third quarter of 2020.
Days sales outstanding in accounts receivable was 71 days in the fourth quarter of 2020, compared to 66 days in the fourth quarter of 2019, and 60 days in the third quarter of 2020.
Capital expenditures were $32.5 million, and depreciation and amortization expense was $52.1 million during the fourth quarter of 2020.

First Quarter 2021 Outlook
These metrics are provided on a non-GAAP basis, except for revenue and share count. Non-GAAP earnings per share is on a fully diluted basis. The outlook assumes that the exchange rate of the U.S. dollar to other currencies will remain relatively stable at current levels.

At the mid-point of guidance, expected revenue is up 6% year-over-year which we anticipate will include less than $10 million of revenue from the recent acquisitions of Apstra, 128 Technology and Netrounds.

We expect non-GAAP gross margin to experience normal seasonal patterns in the first quarter. Excluding the anticipated impact of increased COVID-related costs, non-GAAP gross margin would be approximately flat versus Q1 2020.

We expect first quarter non-GAAP operating expense to increase sequentially, primarily due to the inclusion of approximately $20 million of operating expenses related to recent acquisitions.

Our first quarter non-GAAP EPS guidance includes the dilutive impact of the recent acquisitions.

Our Board of Directors has declared a quarterly cash dividend of $0.20 per share to be paid on March 22, 2021 to stockholders of record as of the close of business on March 1, 2021.

Our guidance for the quarter ending March 31, 2021 is as follows:
•Revenue will be approximately $1,055 million, plus or minus $50 million.

•Non-GAAP gross margin will be approximately 59.0%, plus or minus 1%.
•Non-GAAP operating expenses will be approximately $510 million, plus or minus $5 million.
•Non-GAAP operating margin will be approximately 10.6% at the mid-point of revenue guidance.
•Non-GAAP tax rate will be approximately 19.5%.
•Non-GAAP other income and expense will be an expense of approximately $12 million.
•Non-GAAP net income per share will be approximately $0.25, plus or minus $0.05. This assumes a share count of approximately 333 million.
All forward-looking non-GAAP measures exclude estimates for amortization of intangible assets, share-based compensation expenses, acquisition and strategic investment related charges, restructuring benefits or charges, impairment charges, strategic partnership-related charges, legal reserve and settlement charges or benefits, gain or loss on equity investments, loss on extinguishment of debt, retroactive impact of certain tax settlements, significant effects of tax legislation and judicial or administrative interpretation of tax regulations, including the impact of income tax reform, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and the income tax effect of non-GAAP exclusions, and do not include the impact of further changes to previously announced tariffs and the impact of any future acquisitions, divestitures, or joint ventures that may occur in the period. Juniper is unable to provide a reconciliation of non-GAAP guidance measures to corresponding U.S. generally accepted accounting principles or GAAP measures on a forward-looking basis without unreasonable effort due to the overall high variability and low visibility of most of the foregoing items that have been excluded. For example, share-based compensation expense is impacted by the Company’s future hiring needs, the type and volume of equity awards necessary for such future hiring, and the price at which the Company’s stock will trade in those future periods. Amortization of intangible assets is significantly impacted by the timing and size of any future acquisitions. The items that are being excluded are difficult to predict and a reconciliation could result in disclosure that would be imprecise or potentially misleading. Material changes to any one of these items could have a significant effect on our guidance and future GAAP results. Certain exclusions, such as amortization of intangible assets and share-based compensation expenses, are generally incurred each quarter, but the amounts have historically and may continue to vary significantly from quarter to quarter.

Fourth Quarter and Fiscal Year 2020 Financial Commentary Available Online
A CFO Commentary reviewing the Company’s fourth quarter 2020 and fiscal year 2020 financial results, as well as the first quarter 2021 financial outlook will be furnished to the SEC on Form 8-K and published on the Company’s website at http://investor.juniper.net. Analysts and investors are encouraged to review this commentary prior to participating in the conference call webcast.

Conference Call Webcast
Juniper Networks will host a conference call webcast today, January 28, 2021, at 2:00 pm PT, to be broadcast live over the Internet at http://investor.juniper.net. To participate via telephone in the US, the toll-free number is 1-877-407-8033. Outside the US, dial +1-201-689-8033. Please call 10 minutes prior to the scheduled conference call time. The webcast replay will be archived on the Juniper Networks website.

About Juniper Networks
Juniper Networks challenges the inherent complexity that comes with networking in the multicloud era. We do this with products, solutions and services that transform the way people connect, work and live. We simplify the process of transitioning to a secure and automated multicloud environment to enable secure, AI-driven networks that connect the world. Additional information can be found at Juniper Networks (www.juniper.net).
Investors and others should note that the Company announces material financial and operational information to its investors using its Investor Relations website, press releases, SEC filings and public conference calls and webcasts. The Company also intends to use the Twitter account @JuniperNetworks and the Company’s blogs as a means of disclosing information about the Company and for complying with its disclosure obligations under Regulation FD. The social media channels that the Company intends to use as a means of disclosing information described above may be updated from time to time as listed on the Company’s Investor Relations website.

Juniper Networks, the Juniper Networks logo, Juniper, Junos, and other trademarks are registered trademarks of Juniper Networks, Inc. and/or its affiliates in the United States and other countries. Other names may be trademarks of their respective owners.

Safe Harbor
Statements in this release concerning Juniper Networks’ business, economic and market outlook, including currency exchange rates; our expectations around revenue, (including amounts attributable to our prior acquisitions), earnings and gross margin growth; our expectations regarding our operating expenses (including on a first quarter and full-year basis and the impact attributable to our prior acquisitions), non-GAAP tax rate, other income and expense, net income, share count, and seasonal changes in our gross margin; our financial guidance and the expected impact from COVID-19 on our guidance; our expectations regarding the financial impact from acquisitions, COVID related costs, our variable compensation, fringe costs, and our overall future prospects are forward-looking statements within the meaning of the Private Securities Litigation Reform Act that involve a number of uncertainties and risks. Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of several factors, including: the duration, extent, and impact of the COVID-19 pandemic, general economic and political conditions globally or regionally; business and economic conditions in the networking industry; changes in overall technology spending by our customers; the network capacity requirements of our customers and, in particular, Cloud and telecommunication service providers; contractual terms that may result in the deferral of revenue; the timing of orders and their fulfillment; manufacturing and supply chain and logistics costs, constraints, changes or disruptions; availability and pricing of key product components; delays in scheduled product availability; adoption of regulations or standards affecting Juniper Networks' products, services or the networking industry; product defects, returns or vulnerabilities; significant effects of tax legislation and judicial or administrative interpretation of tax regulations; legal settlements and resolutions, including with respect to enforcing our proprietary rights; the potential impact of activities related to the execution of capital return, restructurings and product rationalization; the impact of import tariffs and changes thereto; and other factors listed in Juniper Networks’ most recent report on Form 10-Q or 10-K filed with the Securities and Exchange Commission. In addition, many of the foregoing risks and uncertainties are, and could be, exacerbated by the COVID-19 pandemic and any worsening of the global business and economic environment as a result of the pandemic. We cannot at this time predict the extent of the impact of the COVID-19 pandemic and any resulting business or economic impact, but it could have a material adverse effect on our business, financial condition, results of operations and cash flows. Note that our estimates as to the tax rate on our business are based on current tax law and interpretations thereof, and could be materially affected by changing interpretations, as well as additional legislation and guidance. All statements made in this press release are made only as of the date set forth at the beginning of this release. Juniper Networks undertakes no obligation to update the information made in this release in the event facts or circumstances subsequently change after the date of this press release. We have not filed our Form 10-K for the year ended December 31, 2020. As a result, all financial results described in this earnings release should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time we file the Form 10-K.

Use of Non-GAAP Financial Information
Juniper Networks believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to the company’s financial condition and results of operations. For further information regarding why Juniper Networks believes that these non-GAAP measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the "Discussion of Non-GAAP Financial Measures" section of this press release. The following tables and reconciliations can also be found on our Investor Relations website at http://investor.juniper.net.

Juniper Networks, Inc.
Preliminary Condensed Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Net revenues:
Product	$810.2	$791.9	$2,845.0	$2,867.7
Service	412.4	416.2	1,600.1	1,577.7
Total net revenues	1,222.6	1,208.1	4,445.1	4,445.4
Cost of revenues:
Product	360.2	338.7	1,278.6	1,227.0
Service	145.4	150.1	592.8	601.6
Total cost of revenues	505.6	488.8	1,871.4	1,828.6
Gross margin	717.0	719.3	2,573.7	2,616.8
Operating expenses:
Research and development	242.5	239.6	958.4	955.7
Sales and marketing	246.1	246.5	938.8	939.3
General and administrative	77.2	54.9	255.4	244.3
Restructuring charges (benefits)	53.1	(0.3)	68.0	35.3
Total operating expenses	618.9	540.7	2,220.6	2,174.6
Operating income	98.1	178.6	353.1	442.2
Loss on extinguishment of debt	(55.0)	—	(55.0)	(15.3)
Other expense, net*	(3.9)	(4.6)	(32.9)	(12.5)
Income before income taxes	39.2	174.0	265.2	414.4
Income tax provision	8.4	5.6	7.4	69.4
Net income	$30.8	168.4	$257.8	$345.0

Net income per share:
Basic	$0.09	$0.50	$0.78	$1.01
Diluted	$0.09	$0.49	$0.77	$0.99
Shares used in computing net income per share:
Basic	328.7	336.2	330.4	343.2
Diluted	332.7	340.8	335.2	348.2

_______________________
(*): The prior period amount has been reclassified to conform to the current period presentation.

Juniper Networks, Inc.
Preliminary Net Revenues by Product and Service
(in millions)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Routing	$462.4	$424.1	$1,612.1	$1,623.2
Switching	261.3	267.4	918.9	901.0
Security	86.5	100.4	314.0	343.5
Total Product	810.2	791.9	2,845.0	2,867.7
Total Service	412.4	416.2	1,600.1	1,577.7
Total	$1,222.6	$1,208.1	$4,445.1	$4,445.4

Juniper Networks, Inc.
Preliminary Net Revenues by Vertical
(in millions)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Cloud	$280.7	$279.8	$1,081.2	$1,059.8
Service Provider	474.9	492.5	1,761.7	1,827.8
Enterprise	467.0	435.8	1,602.2	1,557.8
Total	$1,222.6	$1,208.1	$4,445.1	$4,445.4

Juniper Networks, Inc.
Preliminary Net Revenues by Geographic Region
(in millions)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Americas	$632.5	$676.8	$2,445.1	$2,518.0
Europe, Middle East, and Africa	363.6	335.7	1,233.8	1,215.3
Asia Pacific	226.5	195.6	766.2	712.1
Total	$1,222.6	1,208.1	$4,445.1	$4,445.4

Juniper Networks, Inc.
Preliminary Reconciliations between GAAP and non-GAAP Financial Measures
(in millions, except percentages and per share amounts)
(unaudited)

		Three Months Ended			Twelve Months Ended
		December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
GAAP operating income		$98.1	$125.1	$178.6	$353.1	$442.2
GAAP operating margin		8.0%	11.0%	14.8%	7.9%	9.9%
Share-based compensation expense	C	50.9	52.7	55.1	189.6	202.2
Share-based payroll tax expense	C	0.5	0.9	0.4	6.0	6.1
Amortization of purchased intangible assets	A	11.9	9.4	9.9	40.6	34.6
Restructuring charges (benefits)	B	53.1	1.2	(0.3)	68.0	35.3
Acquisition and strategic investment related charges	A	17.7	3.5	1.0	24.6	17.9
Gain on non-qualified deferred compensation plan ("NQDC")	B	2.9	1.9	1.8	4.9	5.4
Strategic partnership-related charges	B	—	—	—	—	0.8
Legal reserve and settlement charges (benefits)	B	0.3	—	—	0.3	(0.2)
Others	B	0.9	—	—	0.9	—
Non-GAAP operating income		$236.3	$194.7	$246.5	$688.0	$744.3
Non-GAAP operating margin		19.3%	17.1%	20.4%	15.5%	16.7%

GAAP net income		$30.8	$145.4	$168.4	$257.8	$345.0
Share-based compensation expense	C	50.9	52.7	55.1	189.6	202.2
Share-based payroll tax expense	C	0.5	0.9	0.4	6.0	6.1
Amortization of purchased intangible assets	A	11.9	9.4	9.9	40.6	34.6
Restructuring charges (benefits)	B	53.1	1.2	(0.3)	68.0	35.3
Acquisition and strategic investment related charges	A	17.7	3.5	1.0	24.6	17.9
Strategic partnership-related charges	B	—	—	—	—	0.8
Legal reserve and settlement charges (benefits)	B	0.3	—	—	0.3	(0.2)
Loss (gain) on equity investments	B	(2.3)	0.1	0.8	(3.2)	8.8
Loss on extinguishment of debt	B	55.0	—	—	55.0	15.3
Recognition of previously unrecognized tax benefits	B	—	(54.5)	(25.4)	(54.5)	(25.4)
Income tax effect of non-GAAP exclusions	B	(31.8)	(14.3)	(11.2)	(60.2)	(42.9)
Others	B	(4.3)	—	—	(4.3)	—
Non-GAAP net income		$181.8	$144.4	$198.7	$519.7	$597.5

GAAP diluted net income per share		$0.09	$0.43	$0.49	$0.77	$0.99
Non-GAAP diluted net income per share	D	$0.55	$0.43	$0.58	$1.55	$1.72
Shares used in computing diluted net income per share		332.7	334.5	340.8	335.2	348.2

Discussion of Non-GAAP Financial Measures
This press release, including the tables above, includes the following non-GAAP financial measures derived from our Preliminary Consolidated Statements of Operations: operating income; operating margin; net income; and diluted net income per share. These measures are not presented in accordance with, nor are they a substitute for GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures used in the table above should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, certain of the adjustments to our GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.
We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures presented above to be helpful in assessing the performance of the continuing operation of our business. By continuing operation, we mean the ongoing revenue and expenses of the business, excluding certain items that render comparisons with prior periods or analysis of on-going operating trends more difficult, such as expenses not directly related to the actual cash costs of development, sale, delivery or support of our products and services, or expenses that are reflected in periods unrelated to when the actual amounts were incurred or paid. Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. In addition, we have historically reported non-GAAP results to the investment community and believe that continuing to provide non-GAAP measures provides investors with a tool for comparing results over time. In assessing the overall health of our business for the periods covered by the table above and, in particular, in evaluating the financial line items presented in the table above, we have excluded items in the following three general categories, each of which are described below: Acquisition and Strategic Investment Related Charges, Other Items, and Share-Based Compensation Related Items. We also provide additional detail below regarding the shares used to calculate our non-GAAP net income per share. Notes identified for line items in the table above correspond to the appropriate note description below. With respect to the items excluded from our forward-looking non-GAAP measures and reconciliation of such measures, please see the “Outlook” section above.
Note A: Acquisition and Strategic Investment Related Charges. We exclude certain expense items resulting from acquisitions including amortization of purchased intangible assets associated with our acquisitions. The amortization of purchased intangible assets associated with our acquisitions results in our recording expenses in our GAAP financial statements that were already expensed by the acquired company before the acquisition and for which we have not expended cash. Moreover, had we internally developed the products acquired, the amortization of intangible assets, and the expenses of uncompleted research and development would have been expensed in prior periods. Accordingly, we analyze the performance of our operations in each period without regard to such expenses. In addition, acquisitions and strategic investment result in non-continuing operating expenses, which would not otherwise have been incurred by us in the normal course of our business operations. We believe that providing non-GAAP information for acquisition and strategic investment related expense items in addition to the corresponding GAAP information allows the users of our financial statements to better review and understand the historic and current results of our continuing operations, and also facilitates comparisons to less acquisitive peer companies.

Note B: Other Items. We exclude certain other items that are the result of either unique, infrequent or unplanned events, including the following, when applicable: (i) restructuring charges or benefits; (ii) strategic partnership-related charges (iii) legal reserve and settlement charges or benefits; (iv) gain or loss on equity investments or other significant isolated events or transactions which are not expected to occur regularly in the future that are not indicative of our core operating results; (v) loss on extinguishment of debt; (vi) significant effects of tax legislation and judicial or administrative interpretation of tax regulations, including the impact of income tax reform; (vii) recognition of previously unrecognized tax benefits that are non-recurring in nature; (viii) the income tax effect on our financial statements of excluding items related to our non-GAAP financial measures. Additionally, the non-

GAAP results exclude the effects of NQDC-related investments. It is difficult to estimate the amount or timing of these items in advance. Although these events are reflected in our GAAP financial statements, these transactions may limit the comparability of our on-going operations with prior and future periods.

Restructuring benefits or charges result from events that arise from unforeseen circumstances, which often occur outside of the ordinary course of continuing operations. These expenses do not accurately reflect the underlying performance of our continuing business operations for the period in which they are incurred. We also exclude certain expenses incurred for the formation of a strategic partnership, as they are directly related to an event that is distinct and does not reflect current ongoing business operations. In the case of legal reserves and settlements, these gains or losses are recorded in the period in which the matter is concluded or resolved even though the subject matter of the underlying dispute may relate to multiple or different periods. As such, we believe that these expenses do not accurately reflect the underlying performance of our continuing operations for the period in which they are incurred. Additionally, we exclude previously unrecognized tax benefits that are non-recurring in nature which are recorded in the period in which applicable statutes of limitation lapse or upon the completion of tax review cycles as the tax matter may relate to multiple or different periods. Further, certain items related to global tax reform may continue to impact the business and are generally unrelated to the current level of business activity. We believe these tax events limit the comparability with prior periods and that these expenses or benefits do not accurately reflect the underlying performance of our continuing business operations for the period in which they are incurred. We also believe providing financial information with and without the income tax effect of excluding items related to our non-GAAP financial measures provide our management and users of the financial statements with better clarity regarding the on-going performance and future liquidity of our business. Because of these factors, we assess our operating performance with these amounts both included and excluded, and by providing this information, we believe the users of our financial statements are better able to understand the financial results of what we consider our continuing operations.
Note C: Share-Based Compensation Related Items. We provide non-GAAP information relative to our expense for share-based compensation and related payroll tax. Due to the varying available valuation methodologies, subjective assumptions and the variety of award types, which affect the calculations of share-based compensation, we believe that the exclusion of share-based compensation and related payroll tax allows for more accurate comparisons of our operating results to our peer companies and is useful to investors to understand the impact of share-based compensation on our results of operations. Further, expense associated with granting share-based awards does not reflect any cash expenditures by the company as no cash is expended.
Note D: Non-GAAP Net Income Per Share Items. We provide diluted non-GAAP net income per share. The diluted non-GAAP net income per share includes additional dilution from potential issuance of common stock, except when such issuances would be anti-dilutive.

Juniper Networks, Inc.
Preliminary Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$1,361.9	$1,215.8
Short-term investments	412.1	738.0
Accounts receivable, net of allowances	964.1	879.7
Prepaid expenses and other current assets	533.1	376.3
Total current assets	3,271.2	3,209.8
Property and equipment, net	762.3	830.9
Operating lease right-of-use assets	184.6	169.7
Long-term investments	656.6	589.8
Purchased intangible assets, net	266.7	185.8
Goodwill	3,669.6	3,337.1
Other long-term assets	567.3	514.6
Total assets	$9,378.3	$8,837.7

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$277.0	$219.5
Accrued compensation	270.7	229.0
Deferred revenue	867.3	812.9
Short-term portion of long-term debt	421.5	—
Other accrued liabilities	324.6	282.5
Total current liabilities	2,161.1	1,543.9
Long-term debt	1,705.8	1,683.9
Long-term deferred revenue	418.5	410.5
Long-term income taxes payable	312.5	372.6
Long-term operating lease liabilities	163.5	158.1
Other long-term liabilities	73.4	58.1
Total liabilities	4,834.8	4,227.1
Total stockholders' equity	4,543.5	4,610.6
Total liabilities and stockholders' equity	$9,378.3	$8,837.7

Juniper Networks, Inc.
Preliminary Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Twelve Months Ended December 31,
	2020	2019
Cash flows from operating activities:
Net income	$257.8	$345.0
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation expense	190.2	202.2
Depreciation, amortization, and accretion	212.4	210.3
Operating lease assets expense	42.3	42.0
Loss on extinguishment of debt	55.0	15.3
Deferred income taxes	(52.3)	2.9
Other	(2.9)	3.5
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	(76.1)	(118.1)
Prepaid expenses and other assets	(117.8)	(100.7)
Accounts payable	56.0	6.4
Accrued compensation	38.7	6.5
Income taxes payable	(57.2)	(40.5)
Other accrued liabilities	4.4	(46.8)
Deferred revenue	61.5	0.9
Net cash provided by operating activities	612.0	528.9
Cash flows from investing activities:
Purchases of property and equipment	(100.4)	(109.6)
Purchases of available-for-sale debt securities	(967.0)	(3,209.8)
Proceeds from sales of available-for-sale debt securities	360.4	1,520.0
Proceeds from maturities and redemptions of available-for-sale debt securities	865.0	1,642.3
Purchases of equity securities	(17.4)	(107.1)
Proceeds from sales of equity securities	9.7	14.2
Proceeds from Pulse note receivable	50.0	—
Payments for business acquisitions, net of cash and cash equivalents acquired	(438.1)	(270.9)
Subsequent payments related to acquisitions in prior years	(45.9)	(7.3)
Other	(5.2)	—
Net cash used in investing activities	(288.9)	(528.2)
Cash flows from financing activities:
Repurchase and retirement of common stock	(381.1)	(554.9)
Proceeds from issuance of common stock	54.7	55.6
Payment of dividends	(264.1)	(260.1)
Payment of debt	(376.2)	(950.0)
Issuance of debt, net	792.4	495.2
Payment for debt extinguishment costs	(52.9)	(14.6)
Other	4.8	—
Net cash used in financing activities	(222.4)	(1,228.8)
Effect of foreign currency exchange rates on cash, cash equivalents, and restricted cash	5.8	(1.2)
Net increase (decrease) in cash, cash equivalents, and restricted cash	106.5	(1,229.3)
Cash, cash equivalents, and restricted cash at beginning of period	1,276.5	2,505.8
Cash, cash equivalents, and restricted cash at end of period	$1,383.0	$1,276.5